                                     EXHIBIT 99.3

                            LANDMARK COMMUNITY BANK

                              26 Church Street
                         Canajoharie, New York 13317
                               (518) 673-2012

                      ------------------------------------
                      NOTICE OF SPECIAL MEETING OF MEMBERS
                      ------------------------------------

    Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Landmark Community Bank (the "Bank"), will be held at the main office of the Bank, located at 26 Church Street, Canajoharie, New York, on September 23, 1997 at 3:00 p.m., local time. The purpose of this Special Meeting is to consider and vote upon:


        A Plan of Conversion providing for the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank as a wholly owned subsidiary of Landmark Financial Corp. (the "Company"), a newly organized Delaware corporation formed by the Bank for the purpose of becoming the holding company for the Bank, the subsequent conversion of the Bank to either a national bank or a New York-chartered commercial bank, and the related transactions provided for in such Plan of Conversion, including the adoption of a Federal Stock Charter and Bylaws for the Bank and the sale by the Company to the public of its shares of common stock; and such other business as may properly come before this Special Meeting or any adjournment thereof. Management is not aware of any such other business.



    The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors and certain borrowers of the Bank at the close of business on August 1, 1997. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.


                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Gordon E. Coleman
                                     Chief Executive Officer

Canajoharie, New York
               , 1997
-------------

------------------------------------------------------------------------------
                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
              FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
                ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                     POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                        YOUR VOTE IS VERY IMPORTANT.
 -----------------------------------------------------------------------------
                      SUMMARY OF PROPOSED CONVERSION

    This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.


    Under its present mutual form of organization, the Bank has no stockholders. Its deposit account holders are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank would be converted into a federally chartered savings bank organized in stock form and all of the Bank's common stock would be sold concurrently to the Company (the "Stock Conversion"). Subsequently, the Bank expects to convert from a federally chartered stock savings bank to either a national bank or a New York-chartered commercial bank (the "Bank Conversion"). References to the Bank include the Bank when organized in stock form, the national bank, or the New York-chartered commercial bank, as indicated by the context. The Company will offer and sell its common stock (the "Common Stock") in a subscription offering (1) to depositors with an account balance of $50 or more as of December 31, 1995 ("Eligible Account Holders"), (2) tax-qualified employee stock benefit plans of the Bank ("Tax-Qualified Employee Plans"), (3) depositors of the Bank with an account balance of $50 or more as of June 30, 1997 ("Supplemental Eligible Account Holders"), (4) depositors of the Bank as of August 1, 1997, other then Eligible or Supplemental Eligible Account Holders, and borrowers as of April 1, 1997 ("Other Members") and (5) directors, officers and employees of the Bank (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion.


    Concurrent with, during or following completion of the Subscription Offering, to the extent the Common Stock is not all sold to the persons in the foregoing categories, the Company may offer Common Stock to members of the general public to whom a prospectus (the "Prospectus") has been delivered ("Other Subscribers"), with first preference to natural persons residing in the County in which the Bank maintains its office (the "Community Offering"). The Subscription Offering and the Community Offering are referred to collectively as the "Subscription and Community Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Company would be held only by those persons who become stockholders of the Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion--Principal Effects of Conversion--Liquidation Rights of Depositor Members."

    THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE STOCK CONVERSION.

Business Purposes                              Net Stock Conversion proceeds are expected to
for Conversion                                 increase the capital of the Bank, which will
                                               support the expansion of its financial
                                               services to the public. The conversion to
                                               stock form and the use of a holding company
                                               structure are also expected to enhance its
                                               ability to expand through possible mergers
                                               and acquisitions (although no such
                                               transactions are contemplated at this time)
                                               and will facilitate its future access of the
                                               Company and the Converted Bank to the capital
                                               markets. The Bank Conversion shall be deemed
                                               to occur and shall be effective upon
                                               completion of all actions necessary or
                                               appropriate under applicable federal statutes
                                               and regulations and the policies of the
                                               Office of Thrift Supervision ("OTS") and
                                               either the Office of the Comptroller of the
                                               Currency (the "OCC") or the New York State
                                               Banking Department (the "Department") to
                                               complete the conversion of the Converted
                                               Bank, including without limitation the
                                               approval of the Bank Conversion by the
                                               Company as the sole stockholder of the
                                               Converted Bank. The Bank Conversion is
                                               expected to be consummated as soon as

                                               practicable following the consummation of the
                                               Stock Conversion.

Subscription and                               As part of the Stock Conversion, Common Stock
Community Offering                             is being offered for sale in the Subscription
                                               Offering, in the priorities summarized below,
                                               to the Bank's (1) Eligible Account Holders,
                                               (2) Tax-Qualified Employee Plans, (3)
                                               Supplemental Eligible Account Holders (4)
                                               Other Members, and (5) employees, officers
                                               and directors. In addition, in the Community
                                               Offering, Other Subscribers may purchase
                                               Common Stock to the extent shares are
                                               available after satisfaction of subscriptions
                                               in the Subscription Offering, with a
                                               preference first to natural persons residing
                                               in the County in which the Bank maintains its
                                               offices.

Subscription Rights                            Each Eligible Account Holder has been given
of Eligible Account                            non-transferable rights to subscribe for an
Holders                                        amount of shares equal to the greater of (i)
                                               $50,000 of the Common Stock sold in the Stock
                                               Conversion; (ii) one-tenth of one percent of
                                               the total offering of shares of Common Stock
                                               in the Stock Conversion, to the extent such
                                               shares are available; or (iii) 15 times the
                                               product (rounded down to the whole next
                                               number) obtained by multiplying the total
                                               number of shares to be issued by a fraction
                                               of which the numerator is the amount of
                                               qualifying deposits of such subscriber and
                                               the denominator is the total qualifying
                                               deposits of all account holders in this
                                               category on the qualifying date.

Subscription Rights                            The Bank's Tax-Qualified Employee Plans have
of Tax-Qualified                               been given non-transferable rights to
Employee Plans                                 subscribe, individually and in the aggregate,
                                               for up to 10% of the total number of shares
                                               sold in the Stock Conversion after
                                               satisfaction of subscriptions of Eligible
                                               Account Holders. Notwithstanding the
                                               foregoing, to the extent orders for shares
                                               exceed the maximum of the appraisal range,
                                               Tax-Qualified Employee Plans shall be
                                               afforded a first priority to purchase shares
                                               sold above the maximum of the appraisal
                                               range. It is anticipated that Tax-Qualified
                                               Employee Plans will purchase 8% of the Common
                                               Stock sold in the Stock Conversion.

Subscription Rights                            After satisfaction of subscriptions of
of Supplemental                                Eligible Account Holders and Tax-Qualified
Eligible Account                               Employee Plans, each Supplemental Eligible
Holders                                        Account Holder (other than directors and
                                               officers of the Bank and their associates)
                                               has been given non-transferable rights to
                                               subscribe for an amount of shares equal to
                                               the greater of (i) $50,000 of the Common
                                               Stock sold in the Stock Conversion; (ii)
                                               one-tenth of one percent of the total
                                               offering of shares of Common Stock in the
                                               Stock Conversion, to the extent such shares
                                               are available; or (iii) 15 times the product
                                               (rounded down to the whole next number)
                                               obtained by multiplying the total number of
                                               shares to be issued by a fraction of which
                                               the numerator is the amount of qualifying
                                               deposits of such subscriber and the
                                               denominator is the total qualifying deposits
                                               of all account holders in this category on
                                               the qualifying date. The subscription rights
                                               of each Supplemental Eligible Account Holder
                                               shall be reduced to the extent of such
                                               person's subscription rights as an Eligible
                                               Account Holder.

Subscription Rights                            Each Other Member has been given non-
of Other Members                               transferable rights to subscribe for an
                                               amount of shares equal to the greater of (i)
                                               $50,000 of the Common Stock sold in the Stock
                                               Conversion; or (ii) one-tenth of one percent
                                               of the total number of shares offered in the
                                               Stock Conversion after satisfaction of the
                                               subscriptions of the Bank's Eligible Account
                                               Holders, Tax-Qualified Employee Plans and
                                               Supplemental Eligible Account Holders.

Subscription Rights                            Each individual employee, officer and
of Bank Personnel                              director of the Bank has been given the right to
                                               subscribe for an amount of shares equal to
                                               $50,000 of the Common Stock sold in the Stock
                                               Conversion after satisfaction of the
                                               subscriptions of Eligible Account Holders,
                                               Tax-Qualified Employee Plans, Supplemental
                                               Eligible Account Holders and Other Members.
                                               Total shares subscribed for by the employees,
                                               officers and directors in this category may
                                               not exceed 25% of the total shares sold in
                                               the Stock Conversion.

Purchase                                       No person or entity, together with
Limitations                                    associates, and persons acting in concert,
                                               may purchase more than $50,000 of the Common
                                               Stock offered in the Stock Conversion based on the


                                               Estimated Valuation Range (as
                                               calculated without giving effect to any
                                               increase in such range subsequent to the date
                                               hereof). The Boards of Directors of the
                                               Company and the Bank may, in their sole
                                               discretion, increase the maximum purchase
                                               limitation up to 9.99% of the shares sold,
                                               provided that orders for shares exceeding 5%
                                               shall not exceed in the aggregate, 10% of the
                                               shares offered in the Subscription Offering.
                                               The aggregate purchases of directors and
                                               executive officers and their associates may
                                               not exceed 35% of the total number of shares
                                               offered in the Stock Conversion. These
                                               purchase limitations do not apply to the
                                               Bank's Tax-Qualified Employee Plans.


Expiration Date of                             All subscriptions for Common Stock must be
Subscription and                               received by Noon, Eastern Time on September
Community Offerings                            16, 1997.


How to Subscribe                               For information on how to subscribe for
for Shares                                     Common Stock being offered in the Stock
                                               Conversion, please read the Prospectus and
                                               the stock order form and instructions
                                               accompanying this Proxy Statement.
                                               Subscriptions will not become effective until
                                               the Plan of Conversion has been approved by
                                               the Bank's members and all of the Common
                                               Stock offered in the Stock Conversion has
                                               been subscribed for or sold in the
                                               Subscription and Community Offering or
                                               through such other means as may be approved
                                               by the OTS.

Price of Common                                All sales of Common Stock in the Subscription
Stock                                          and Community Offering will be made at the
                                               same price per share which is currently
                                               expected to be $10.00 per share on the basis
                                               of an independent appraisal of the pro forma
                                               market value of the Bank and the Company upon
                                               Stock Conversion. On the basis of a
                                               preliminary appraisal by FinPro, Inc. which
                                               has been reviewed by the OTS, a minimum of 98,000
                                               and a maximum of 152,000 shares will be offered in the
                                               Stock Conversion. See "The Conversion--Stock
                                               Pricing and Number of Shares to be Issued" in
                                               the Prospectus.


Tax Consequences                               The Bank has received an opinion from its
                                               special counsel, Luse Lehman Gorman Pomerenk
                                               & Schick, P.C., stating that the Stock
                                               Conversion is a nontaxable reorganization
                                               under Section 368(a)(1)(F) of the Internal
                                               Revenue Code of 1986, as amended (the
                                               "Code"). The Bank also has received an
                                               opinion from Eric W. Montanye, CPA
                                               stating that the Stock Conversion will not be
                                               a taxable transaction for New York income tax
                                               purposes.


Required Vote                                  Approval of the Plan of Conversion will
                                               require the affirmative vote of a majority of
                                               all votes eligible to be cast at the Special
                                               Meeting.

                   YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION

                             LANDMARK COMMUNITY BANK

                                PROXY STATEMENT


    SPECIAL MEETING OF MEMBERS TO BE HELD ON SEPTEMBER 23, 1997


                               PURPOSE OF MEETING


    This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Landmark Community Bank (the "Bank") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Bank to be held at the main office of the Bank, located at 26 Church Street, Canajoharie, New York, on September 23, 1997 at 3:00 p.m. Eastern Time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Bank would be converted (the "Stock Conversion") from its present mutual form of organization into a federally chartered savings bank organized in stock form, the concurrent sale of all the common stock of the stock savings bank to Landmark Financial Corp. (the "Company"), a Delaware corporation, and the sale by the Company of shares of its common stock (the "Common Stock") and the subsequent conversion of the Bank to either a national bank or a New York-chartered commercial bank (the "Bank Conversion"), and such other business as may properly come before the meeting and any adjournment thereof. References to the Bank include the Bank when organized in stock form, the national bank, or the New York-chartered commercial bank, as indicated by the context.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE BANK RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

    The Bank is currently organized in mutual rather than stock form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth. The Company will exchange a portion of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Stock Conversion. The Company expects to retain the balance of the net proceeds (up to 50%), as its initial capitalization of which the Company intends to lend funds to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Bank's financial services to the public. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

    The Board of Directors of the Bank believes that the Stock Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. See "Management--Benefit Plans" in the accompanying Prospectus.

    Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

    THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

               INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING


    The Board of Directors of the Bank has fixed August 1, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank members of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any adjournment thereof.

    Each depositor (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 500 votes. Each borrower of the savings bank as of April 1, 1997 shall be able to cast one vote as a borrower member as long as such borrower's borrowings as of April 1, 1997 remain outstanding as of the Voting Record Date. Joint accounts shall be entitled to no more than 500 votes, and any owner may cast all the votes unless notified in writing. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 500 vote limitation. For example, if two persons hold a $50,000 account in their joint names and each of the persons also holds a separate account for $50,000 in his own name, each person would be entitled to 500 votes for each separate account and they would together be entitled to cast 500 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Bank, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

    Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of August 1, 1997, the Bank had
members who were entitled to cast a total of       votes at the Special
Meeting.


    Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

    All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

    If a proxy is not executed and is returned or the member does not vote in person, the Bank is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

    To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                     DESCRIPTION OF THE PLAN OF CONVERSION

    The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of an amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company, the subsequent conversion of the Bank to either a national bank or a New York-chartered commercial bank, and the related transactions provided for in the Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Bank. As part of the Conversion, the Plan of Conversion provides for the Subscription Offering of the Common Stock to the Bank's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of December 31, 1995); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of June 30, 1997); (iv) Other Members (certain deposit account holders who are not Eligible Account Holders or Supplemental Eligible Account Holders and borrowers as of April 1, 1997); and (v) the Bank's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion. Concurrently with, during or following completion of the Subscription Offering, members of the general public, with a preference first to natural persons residing in the County in which the Bank maintains its office, will be afforded the opportunity to purchase the Common Stock not subscribed for in the Subscription Offering.


    THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION AND COMMUNITY OFFERING EXPIRES AT NOON, EASTERN TIME ON SEPTEMBER 16, 1997 UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY.

    The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Company with the approval of the OTS. This 45-day period expires October 31, 1997 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Stock Conversion. The Plan of Conversion provides that the Stock Conversion must be completed within 24 months after the date of the Special Meeting.


    The Subscription and Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the date of the Special Meeting. No sales of shares may be completed, either in the Subscription and Community Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

    The commencement and completion of the Subscription and Community Offering, however, is subject to market conditions and other factors beyond the Bank's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Subscription and Community Offering or other sale of the Common Stock to be offered in the Stock Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Company from the sale of the Common Stock. The Bank and the Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

    The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion. The Bank will provide to you a copy of the Plan of Conversion if you return the enclosed, postage-paid
postcard by         , 1997. A copy of the Company's Certificate of
Incorporation and Bylaws are also available from the Bank upon written request.

PRINCIPAL EFFECTS OF CONVERSION

    DEPOSITORS. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

    BORROWERS. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

    VOTING RIGHTS OF DEPOSITORS. Under the Bank's current federal mutual charter, depositors have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Company as the sole stockholder of the Bank. Depositors will no longer have any voting rights, except to the extent that they become stockholders of the Company through the purchase of its Common Stock. Voting rights in the Company will be held exclusively by its stockholders.

    LIQUIDATION RIGHTS OF DEPOSITOR MEMBERS. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Stock Conversion and then to the Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Stock Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Stock Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on December 31, 1995 or June 30, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account. The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account and all rights and obligations of the federally-chartered stock bank in connection therewith, shall be assumed by the commercial bank.

    THE BANK. Under federal law, the stock savings bank resulting from the Stock Conversion will be deemed to be a continuation of the mutual association rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Stock Conversion. The Stock Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Stock Conversion, other than to pay the expenses incident thereto. After the Stock Conversion, the Bank will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Stock Conversion will not cause any change in the executive officers or directors of the Bank.

    THE BANK CONVERSION. Following the Conversion the Bank intends to convert to either a national bank or commercial bank charter. Following the Bank Conversion, the commercial bank will be deemed to be a continuation of the federally-chartered stock bank and will have all the rights, privileges, properties, assets and liabilities of the federally-chartered stock bank. The Bank Conversion shall be deemed to occur and shall be effective upon completion of all actions necessary or appropriate to complete the Bank Conversion. After the Bank Conversion, the Bank will be subject to examination and regulation by either the OCC or the Department. The Bank intends to remain a member of the Federal Home Loan Bank System following the Bank Conversion. The Bank Conversion will not cause any change in the executive officers or directors of the Bank.


    TAX CONSEQUENCES. Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the New York taxation authorities or an opinion of Eric W. Montanye, CPA with respect to New York taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Converted Bank or the Company.


    An opinion has been received from Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to the proposed Stock Conversion of the Bank, to the effect that (i) the Stock Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Bank upon the receipt of money from the Company for stock of the Bank; and no gain or loss will be recognized to the Company upon the receipt of money for Common Stock of the Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Stock Conversion;
(iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) no gain or loss will be recognized by the depositors of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank after the Stock Conversion in the same dollar amount as their deposit accounts in the Bank plus an interest in the Liquidation Account of the Bank, as described above, in exchange for their deposit account in the Bank; (vi) the basis of the account holder's deposit accounts in the Bank after the Stock Conversion will be the same as the basis of his deposit accounts in the Bank prior to the Stock Conversion; (vii) the basis of each account holder's interest in the Liquidation Account will be zero; (viii) the basis of the Common Stock to its shareholders will be the Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any, in the Subscription Rights; (ix) a shareholder's holding period for Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised and the holding period for Common Stock purchased in the Community Offering or otherwise will commence on the date following the date on which such stock is purchased; (x) for purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization, accordingly, the taxable year of the Bank will not end on the effective date of the Stock Conversion and the tax attributes of the Bank will be taken into account by the Bank in stock form as if there had been no reorganization; (xi) the part of the taxable year of the Bank before the reorganization and the part of the taxable year of the Bank after the reorganization will constitute a single taxable year of the Bank; (xii) the Bank, immediately after Stock Conversion, will succeed to and take into account the earnings and profits of the Bank in mutual form; and (xiii) the tax attributes of the Bank in mutual form enumerated in Section 381(c) of the Code will be taken into account by the Bank in stock form.

    The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. The Company and the Bank have received a letter issued by FinPro, Inc. ("FinPro") stating that pursuant to FinPro's valuation, FinPro is of the belief that Subscription Rights issued in connection with the Stock Conversion will have no value.

    The Bank has also received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. to the effect that, based in part on the FinPro Letter: (i) no taxable income will be realized by depositors as a result of the receipt or exercise of non-transferable Subscription Rights to purchase shares of Company Common Stock at fair market value; and (ii) no taxable income will be realized by the Bank or Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Company Common Stock at fair market value.

    If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.


    With respect to New York taxation, the Bank has received an opinion from Eric W. Montanye, CPA to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the Bank in its mutual or stock form, the Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Bank, the Stock Conversion should not result in any New York income tax liability to such entities or persons.


APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

    Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Stock Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and New York tax consequences of the Stock Conversion. The Bank Conversion is subject to OCC or Department approval of the conversion of the Bank to a national bank or a New York-chartered commercial bank and Federal Reserve Board ("FRB") approval of the Company's application to become a bank holding company, which approvals have not been received as of the date hereof. If the FRB, the OCC or the Department deny such applications, significantly delay the approval of such applications, or impose burdensome conditions on the approval of such applications, the Board of Directors may elect not to proceed with the Bank Conversion. Unless and until the Bank becomes a national bank or a New York-chartered commercial bank, the Company will operate as a savings and loan holding company and the Bank as a federal stock savings bank. If the Board of Directors elects not to proceed with the Bank Conversion or to proceed with the Bank Conversion notwithstanding the imposition of conditions imposed by the OCC, the Department, or the FRB, subscribers for Common Stock in the Offerings will not be resolicited unless required by regulatory authority.

    The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offering will be final, except as regards or affects the OTS.

JUDICIAL REVIEW

    Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. Section1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States
Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Bank's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                             ADDITIONAL INFORMATION

    The information contained in the accompanying Porspectus, including a more detailed description of the Plan of Conversion, financial statements of the Bank and a description of the capitalization and business of the Bank and the Company, including the Bank's directors and executive officers and their compensation, the conversion of the Bank to a national bank, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by this reference.

    YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

    If you have any questions, please call our Stock Information Center at
(518)        .

    IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                         ----------------

    THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

    THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                REVOCABLE PROXY

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            LANDMARK COMMUNITY BANK


                          FOR A SPECIAL MEETING OF MEMBERS
                        TO BE HELD ON SEPTEMBER 23, 1997

    The undersigned member of Landmark Community Bank (the "Bank"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Members of the Bank, to be held at the main office of the Bank, located at 26 Church Street, Canajoharie, New York on September 23, 1997, at 3:00 p.m., Eastern time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:


                                                                          FOR            AGAINST
                                                                         -----      -----------------
1.  The adoption of the Plan of Conversion providing for the              / /              / /
    conversion of the bank from a federally chartered mutual
    savings association to a federally chartered stock savings bank as a wholly owned subsidiary of Landmark Financial
    Corp. (the "Company"), a newly organized Delaware
    Corporation formed by the Bank for the purpose of becoming the holding company for the Bank, the subsequent
    conversion of the Bank to either a national bank or a New
    York-chartered commercial bank and the related transactions provided for in such Plan of Conversion, including the
    adoption of an amended Federal Stock Charter and Bylaws
    for the Bank and the sale by the Company to the public of its shares of Common Stock.

                                                                          FOR            AGAINST
                                                                         -----      -----------------
2.  The grant of authority to the Board of Directors to adjourn            / /            / /
    the Special Meeting if necessary for the purpose of
    soliciting additional votes to approve the Plan.


NOTE: The Board of Directors is not aware of any other matter that may come before the Special Meeting of Members.


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    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

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


    Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Bank at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

    The undersigned acknowledges receipt of a Notice of Special Meeting of
Members and a Proxy Statement dated             , 1997, prior to the
execution of this Proxy.

                                       --------------------------
                                                 DATE

                                       --------------------------
                                               SIGNATURE

NOTE:  Only one signature is required
       in the case of a joint account.

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              PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

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